Exhibit 10.1
CONSULTING AGREEMENT
     This Agreement (the “Agreement”) is made and entered into as of June 29, 2006 by and among Peerless Mfg. Co., a Texas corporation, its parents, subsidiaries and affiliates (collectively, “Peerless”), and Sherrill Stone, a resident of the State of Texas (“Stone”) (collectively the “Parties”).
RECITALS
     WHEREAS, pursuant to a certain Employment Agreement between Stone and Peerless dated July 20, 2001 (the “Employment Agreement”), Stone has been employed by Peerless as its President and Chief Executive Officer (“CEO”) and currently serves as Chairman of the Board of Directors. Stone is retiring from his position as President and Chief Executive Officer of Peerless effective as of June 30, 2006;
     WHEREAS, Stone has given notice of his retirement to Peerless and will be retiring from normal full time business life, and that all notices of retirement required by the Employment Agreement have been given or are waived;
     WHEREAS, following his retirement, Peerless desires to retain Stone as a Consultant on an independent contractor basis for a one-year period and desires his continued service on the Board of Directors;
     WHEREAS, Stone possesses unique information and experience which is beneficial to Peerless in its ongoing business, and Peerless wishes to avoid the loss of such information and experience during the transition period;
     WHEREAS, Stone is willing to provide the consulting services described in this Agreement in consideration of affirmative covenants made by Peerless;
     WHEREAS, Stone agrees and acknowledges that the nondisclosure of confidential information is essential to the continued growth and stability of Peerless’ businesses and to the continuing viability of such businesses as expressly permitted under the terms and limitations of this Agreement.
     NOW, THEREFORE, in consideration of the mutual acts, payments and promises described and agreed to be performed herein, Stone and Peerless agree as follows:
     1. Consulting and Other Payments to Stone. In consideration of the services rendered pursuant to the Agreement (including, without limitation, the services provided pursuant to Section 2 as a consultant and Director and the covenants and agreements made in Sections 3, 4 and 5), Peerless agrees to pay Stone the annual sum of $150,000.00, payable in equal installments on Peerless’ regularly scheduled payroll dates, beginning on the Effective Date. All cash consideration paid to Stone under the Agreement shall be made without any withholdings or deductions, including without limitation, deductions or withholdings for social security, Medicare or income taxes, unless otherwise required by law. Stone and Peerless agree that the services provided by Stone under this agreement are provided as an independent contractor and not as an employee of Peerless.
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     2. Consulting Agreement. For a one-year term following the Effective Date of this Agreement, Stone shall serve as a consultant to Peerless. Provided, however, Stone shall in no case be deemed to be an employee of Peerless but instead shall serve as an independent contractor for all purposes. Subject to being available for consultation as set forth below, Stone shall have sole discretion over his working hours and locations. He shall use his own equipment and his home office in providing his services, and except as needed for special projects and at its discretion, Peerless shall not provide Stone with any office space or equipment for use in providing services under this Agreement. Stone agrees to hold himself available for consulting upon the reasonable request of the Peerless by telephone and/or in person, during normal business hours and, if by mutual agreement at times other than during normal business hours. In connection with the services to be rendered by Stone to Peerless under this Section 2 (the “Services”), Stone will not, without the consent or direction of Peerless, act or attempt to act or represent himself, directly or by implication, as an agent of Peerless or in any manner assume or create, or attempt to create, any obligation on behalf of, or in the name of Peerless. In the event Peerless requests Stone to incur any expenses in connection with the Services and pre-approves such expenses, Peerless agrees to pay, in accordance with the Peerless’ normal documentation and reimbursement policies, all reasonable expenses actually incurred by Stone in connection with providing the Services, including without limitation, travel, meals and lodging expenses.
     Stone further agrees to cooperate with and assist Peerless in the prosecution or defense of any litigation, including providing truthful testimony as a witness upon reasonable request.
     3. Confidentiality. In the course of his employment with Peerless, Stone has received and may receive or have access in the future to commercially valuable, confidential or proprietary information. As used in this Section 3, “Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired, or used by Peerless and relating to the business of Peerless that is not generally known to others in Peerless’ area of business, including without limitation (i) any trade secrets, work product, processes, analysis or know-how of Peerless; (ii) Peerless’ advertising, product development, strategic and business plans and information, including customer and prospect lists; (iii) the prices at which Peerless has sold or offered to sell its products or services; and (iv) Peerless’ financial statements and other financial information.
     Stone acknowledges and agrees that the Confidential Information is and shall be the sole and exclusive property of Peerless. Stone shall not use any Confidential Information for his own benefit and disclose any confidential information to any third party (except in the course of performing his authorized duties for Peerless under this Agreement), either during or subsequent to his employment with Peerless.
     Specifically, Stone agrees that, except as expressly authorized in writing by Peerless, or as may be required by law or court order, Stone (i) shall not disclose Confidential Information to any third party, (ii) shall not copy Confidential Information for any reason, (iii) shall not remove Confidential Information from Peerless’ premises. Upon termination of his employment with Peerless, Stone shall promptly deliver to Peerless all Confidential Information, including documents, computer disks and other computer storage devices and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential
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Information or otherwise relating in any way to Peerless’ business that are in his possession or under his control.
     Stone acknowledges that his violation or attempted violation of this Section will cause irreparable damage to Peerless or its affiliates, and Stone therefore agrees that Peerless shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Stone or others acting on his behalf. Peerless’ right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.
     4. Inventions; Developments. All discoveries, inventions, innovations, or improvements which are related to the Business (collectively called “Developments”) conceived or developed by Stone relating to his consulting services under this Agreement, including but not limited to all written documents pertaining thereto, shall be the exclusive property of Peerless, as the case may be, and shall be considered Confidential Information subject to the terms of this Agreement. Stone agrees that within seven days of any request from Peerless, he shall execute all requested assignments and conveyances necessary to vest in Peerless all discoveries, inventions, innovations, patents, marks, copyrights, patent applications and any other intellectual property of whatever kind and character, any right, title or interest that he may hold in such property. Stone agrees that when appropriate, and upon written request of Peerless, as the case may be, Stone will acknowledge that Developments are “works for hire” and will file at Peerless’ expense for trade names, trademarks, patents or copyrights with regard to any or all Developments and will sign documentation reasonably necessary to evidence ownership of Developments in Peerless, as the case may be. Stone further agrees to cooperate fully, and at the expense of Peerless, with Peerless in connection with the filing, prosecution or obtaining of any patent, copyright, or trademark registration or application in any country, existing as of the date of this Agreement. Stone further agrees to cooperate with and assist Peerless at its expense in the prosecution or defense of any litigation involving any intellectual property claimed by Peerless, including providing truthful testimony as a witness upon reasonable request.
     5. Conflict of Interest. Stone agrees that during the one-year term of this Agreement, without prior approval of the Board of Directors of Peerless, Stone shall not engage, either directly or indirectly, in any activity which may involve a conflict of interest with Peerless or its affiliates (a “Conflict of Interest”), including ownership in any supplier, contractor, subcontractor, customer or other entity with which Peerless does business (other than as a shareholder of less than one percent of a publicly traded class of securities) or accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which Peerless does business and that Stone shall promptly inform the Board of Directors of Peerless as to each offer received by Stone to engage in any such activity. Stone further agrees to disclose to Peerless any other facts of which Stone becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
     6. Non-competition. Stone and Peerless agree that nothing in this Agreement modifies or supersedes the terms of Section 2 of the Employment Agreement executed between Stone and Peerless on July 20, 2001 which governs non-competition. Stone and Peerless agree that the terms and conditions of the Employment Agreement with respect to confidential
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information, inventions and developments, conflict of interest and restrictions on Stone’s competition shall remain in full force and effect.
     7. Remedies for Breach. Each of Peerless and Stone hereby acknowledges that a violation or attempted violation of any of the covenants contained in Sections 3, 4 and 5 of this Agreement will cause irreparable damage to the other parties, and accordingly each party agrees that the other parties shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by the violating party or any employees, partners or agents of the violating party; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the injured party may have. The prevailing Party (whether as a plaintiff or defendant) in any legal action arising out of this Agreement shall be entitled to recover its or his reasonable and necessary attorneys’ fees, costs, and out of pocket expenses from the non-prevailing Party.
     8. Nature of the Agreement. This Agreement and all its provisions are contractual, not mere recitals, and shall continue in permanent force and effect, unless revoked as provided herein. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be severed and the remainder of the Agreement shall continue in full force and effect.
     9. Attorneys Fees. Each party shall be responsible for his or its own expenses, including attorney’s fees incurred in connection with the negotiation, preparation and execution of this Agreement.
     10. Notices. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed to a party at its address or facsimile number specified below:

If to Peerless:	Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Attention: Chief Executive Officer

with a copy to:	Jim Hunter Birch
Hughes & Luce, L.L.P.
1717 Main Street, Suite 2800
Dallas, Texas 75201
(fax) (214)939-6100
(phone) (214) 939-5500

If to Stone:	Sherrill Stone
4625 Royal Lane
Dallas, Texas 75229
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with a copy to:

     The parties to this Agreement may change their addresses for notice in the manner provided above.
     11. Counterparts and Photocopies. This Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     12. Paragraph Titles Not Binding. The use of section titles in this Agreement is for ease of reference only. Such titles are not to be considered terms of this Agreement.
     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.
     14. Termination Upon Death or Disability. In the event Stone should die during the term of this Agreement or if he is unable to perform his duties under this Agreement for a period of ninety (90) days or more due to a mental or physical impairment, the Agreement shall terminate and Peerless shall have no further obligations to make payments under this Agreement following the date of such termination.
     15. Assignment. The obligations and duties of the Parties set forth in this Agreement may not be assigned or delegated; provided, however, that nothing in this Agreement shall preclude Peerless from consolidating or merging with, or transferring all or substantially all of its assets to, another corporation, person or entity (“Entity”). Upon such a consolidation, merger or transfer of assets, the term the “Peerless” shall mean such other Entity or Entities that Peerless consolidates or merges into or with, or transfer all or substantially all of the assets of Peerless to, and in any such event, the Entity or Entities shall be bound and automatically assume, without any specific action on the part of the Entity or Entities, this Agreement and all obligations and undertakings of Peerless set forth in this Agreement, and this Agreement shall continue in full force and effect, including but not limited to the obligation of Peerless to make the payments set forth in Section 1. The obligations and duties of Stone hereunder shall be personal and not assignable or delegable by the Stone in any manner whatsoever. Notwithstanding the foregoing, Peerless shall have the right to assign its rights under Sections 2, 3, 4 and 5 of this Agreement to any Entity or Entities which may purchase any part or all of Peerless’ business (whether by asset purchase, stock sale, merger or otherwise).
     16. Entire Agreement. This Agreement constitutes the entire statement of the agreement between the Parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein. The Parties agree that any other terms or conditions included in written or verbal exchanges or representations made by the Parties shall not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the Parties subsequent to the date hereof.
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     17. Authorization. Peerless represents and warrants to Stone that the persons executing this Agreement on behalf of the Peerless are duly authorized to act for and on behalf of Peerless to execute and deliver this Agreement and that this Agreement is a valid, binding and enforceable agreement of Peerless.
     This Consulting Agreement is executed at Dallas, Texas by Stone, acting in his individual capacity and by an authorized representative of Peerless as of the date first stated above.

PEERLESS MFG. CO.

By:	/s/ Peter Burlage

Name:	Peter Burlage
Title:	Executive Vice President &
Chief Operating Officer

SHERRILL STONE

/s/ Sherrill Stone

Sherrill Stone
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